EXHIBIT 10.1

INVESTMENT AGREEMENT

among

WMI HOLDINGS CORP.,

KKR FUND HOLDINGS L.P.

and, solely for the limited purposes stated herein,

KKR MANAGEMENT HOLDINGS L.P.

January 30, 2014

INVESTMENT AGREEMENT

This Investment Agreement (this “Agreement”) is made as of January 30, 2014 among WMI Holdings Corp., a Washington corporation (the “Company”), KKR Fund Holdings L.P., a Cayman Islands limited partnership (“Purchaser”), and KKR Management Holdings L.P., a Delaware limited partnership (“Management Holdings”).

RECITALS

WHEREAS, the Company desires to issue and sell and Purchaser (including its assignees pursuant to Section 8.11) desires to purchase certain shares of the Company’s preferred stock, par value $0.00001 per share, designated as the “Series A Convertible Preferred Stock” (the “Company Preferred Stock”), having the terms, rights, obligations and preferences set forth in the Certificate of Designations of the Company in the form attached as Exhibit A hereto (the “Preferred Stock COD”), and Warrants (as defined below) to purchase shares of the Company’s common stock, par value $0.00001 per share (the “Company Common Stock”), in each case on the terms and subject to the conditions set forth herein;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company and Management Holdings are entering into a Note Purchase Agreement (the “Note Purchase Agreement”) whereby Management Holdings is committing to purchase up to $150,000,000 principal amount of the Company’s 7.50% Subordinated PIK Notes (the “Subordinated Notes”) upon the Company’s exercise of a put right (the “Put Right”) subject to the terms and conditions set forth therein and in consideration therefore the Company desires to pay to Management Holdings an amount equal to $11,500,000 (the “Put Premium”) as a delivery at the Closing hereunder; and

WHEREAS, simultaneously with the Closing hereunder, the Company and Purchaser intend to enter into an Investor Rights Agreement in substantially the form attached hereto as Exhibit B (the “Investor Rights Agreement” and together with the Preferred Stock COD, the Warrants, the Note Purchase Agreement and this Agreement, the “Transaction Documents”).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

SECTION 1

Agreement to Sell and Purchase; Participation

1.1 Purchase and Sale of Securities. Subject to the terms and conditions hereof, Purchaser agrees to purchase from the Company and the Company agrees to sell and issue to Purchaser, on the Closing Date, (i) 1,000,000 shares (the “Shares”) of Company Preferred Stock free and clear of any Liens (except as provided in Section 2.2) for a purchase price equal to $11,072,192 (the “Preferred Purchase Price”), and (ii) warrants to purchase 61,400,000 shares of Company Common Stock, comprised of 30,700,000 shares at an exercise price of $1.32 per share (the “Tranche A Warrants”) and 30,700,000 shares at an exercise price of $1.43 per share (the “Tranche B Warrants” and together with Tranche A Warrants, the “Warrants”; and the Warrants together with the Company Preferred Stock, the “Securities”) in the form and subject to the terms set forth in Exhibit C hereto for an aggregate purchase for the Warrants equal to $11,500,000 (the “Warrant Purchase Price” and together with the Preferred Purchase Price, the “Purchase Price”), (such issuance, sale and purchase of the Securities and the other transactions contemplated hereby or by the Investor Rights Agreement, the “Transaction”, provided, however, that, for the avoidance of doubt. the definition of “Transaction” shall not include the issuance and purchase of the Subordinated Notes and the other transactions contemplated by the Note Purchase Agreement).

SECTION 2

Closing, Delivery and Payment

2.1 Closing. The closing (the “Closing”) of the purchase and sale of the Securities shall take place simultaneously with the execution and delivery of this Agreement at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.2 Delivery. At the Closing, subject to the terms and conditions hereof, (i) the Company will deliver to Purchaser (a) a certificate or certificates evidencing the Shares and (b) the Warrants, in each case registered in such names and denominations as set forth in the instructions of Purchaser provided to the Company at least three (3) Business Days prior to the Closing Date free and clear of any liens or other encumbrances (other than restrictions on transfer or resale provided for by or under the Articles, applicable federal and state securities laws, or the Transaction Documents, and liens imposed by or through Purchaser or its Affiliates), (ii) the Company will make payment to Management Holdings of the Put Premium, by wire transfer of immediately available funds to an account designated in writing by Purchaser at least three (3) Business Days prior to the Closing Date and (iii) Purchaser will make payment to the Company of the Purchase Price, by wire transfer of immediately available funds to an account designated in writing by the Company at least three (3) Business Days prior to the Closing Date. Purchaser and the Company shall execute a cross receipt acknowledging receipt of the Securities and the Purchase Price, respectively.

2.3 Withholding. The Put Premium shall be paid without deduction or withholding for any United States Federal withholding taxes. Management Holdings shall indemnify the Company and hold the Company harmless for the full amount of any United States Federal withholding taxes imposed on the Company as a result of the failure by the Company to make any deduction or withholding on the Put Premium or amounts otherwise treated as a put premium for United States Federal income tax purposes in connection with the Put Right and for any reasonable expenses arising therefrom or with respect thereto.

SECTION 3

Representations and Warranties of the Company

Except as disclosed (i) on the Company Disclosure Schedules attached hereto (it being agreed that disclosure of any item in any section of the Company Disclosure Schedules shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent to a reader unfamiliar with the Company or its business, other than with regard to Section 3.8) or (ii) in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on March 15, 2013 and the other Company Reports filed following March 15, 2013 and prior to the date of this Agreement (excluding any disclosures set forth in any risk factor sections in any Company Reports and any “forward-looking statements” disclaimers contained in any Company Reports), the Company hereby represents and warrants to Purchaser as follows:

3.1 Organization and Standing. (a) The Company is a corporation duly organized and validly existing under the laws of the State of Washington. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined below). As used in this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that is materially adverse to the assets or financial condition of the Company and Company Subsidiaries (as defined below), taken as a whole, or the Company’s ability to timely consummate the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include, and any such effects, circumstances, occurrences or changes shall not be taken into account if caused by or resulted from: (A) general economic, regulatory or political conditions or developments (including changes in prevailing interest rates, credit availability and liquidity or currency exchange rates), (B) any changes in the securities markets generally (including price levels or trading volumes in the United States or any foreign securities markets) or in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally, (C) any outbreak or escalation of hostilities, declared or undeclared acts of war, or the occurrence of any acts of terrorism, (D) conditions generally affecting the insurance or reinsurance industries, (E) any change in the market price or trading volume of the Company Common Stock (but not any change, event or circumstance that is underlying such change to the extent that such change, event or circumstance would otherwise constitute a Material Adverse Effect), (F) the performance of this Agreement and the Transactions contemplated hereby by the Company, (G) acts of God (including earthquakes, storms, fires, floods and natural catastrophes), (H) changes (or proposed changes) after the date hereof in any Law, GAAP or other accounting requirements (or any authoritative interpretation of each of the foregoing), (I) any legal claims or other proceedings made by any of the Company’s stockholders or debtholders arising out of or related to the Transaction Documents or the Transaction, or (J) any breach of this Agreement by Purchaser or Management Holdings; except in the case of each of clause (A), (B), (C), (D), (G), and (H) other than effects, circumstances, occurrences or changes that arise after the date of this Agreement but before the Closing to the extent (and only to such extent) that such effects, circumstances, occurrences or changes have a materially disproportionate adverse effect on the Company and Company Subsidiaries taken as a whole relative to other companies in the reinsurance industry.

(b) Each Company Subsidiary is duly organized, validly existing and in good standing, as applicable, under the laws of its jurisdiction of organization or incorporation. The Company has delivered to Purchaser a true and complete list as of the date hereof of each Company Subsidiary that conducts insurance operations (“Company Insurance Subsidiaries”), identifying the states or jurisdictions where such Company Insurance Subsidiaries are domiciled or “commercially domiciled” for insurance regulatory purposes. As used in this Agreement, “Company Subsidiary” means any person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the Company or by one or more of its Company Subsidiaries; and “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

3.2 Company Capital Stock.

(a) As of the date hereof, the authorized Capital Stock of the Company consists solely of 500,000,000 shares of Company Common Stock, of which 201,842,351 shares are issued and outstanding and 5,000,000 shares of preferred stock, par value $0.00001 per share, none of which are issued and outstanding. As of the date hereof, 1,842,351 shares are subject to grants or awards issued under the Company’s 2012 Long-Term Incentive Plan. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except for the foregoing sentence, as set forth in Schedule 3.2(a) and except for (a) the Shares, (b) rights under the Investor Rights Agreement and (c) the Warrants, neither the Company nor any Company Subsidiary has, and none is bound by, (i) any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, repurchase, redemption or other acquisition of, or issuance of, or securities or rights convertible into or exchangeable for, any shares of capital stock of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement), (ii) any right of first refusal or offer, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement, (iii) any stockholders agreements, voting agreements, registration rights agreements, or other similar agreements with respect to the Company’s capital stock, (iv) any obligation to issue shares of Company Common Stock, Company Preferred Stock or other securities to any person, or (v) any obligation to, as a result of the issuance and the sale of the Securities, adjust (whether automatically or otherwise) the exercise, conversion, exchange or reset price under any Company securities.

(b) Each of the Shares, the Warrants, the shares of Company Common Stock issuable upon exercise of the Warrants and the shares of Company Common Stock issuable upon conversion of the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and paid for in accordance with this Agreement and, as applicable, the terms of the Warrants and the Preferred Stock COD, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, other than restrictions on transfer or resale provided for by or under the Articles (except as otherwise agreed herein or in the Investor Rights Agreement), applicable federal and state securities laws, or the Transaction Documents, and liens imposed by or through Purchaser or its Affiliates.

3.3 Subsidiaries. The names, jurisdictions of organization and authorized and issued capital stock and other equity and voting interests of all Company Subsidiaries are set forth on Schedule 3.3. Except as set forth on Schedule 3.3 hereto, the Company owns, directly or indirectly, all of the capital stock or other equity or voting interests of each Company Subsidiary free and clear of any Liens (other than Permitted Liens) and all the issued and outstanding shares of capital stock or other equity or voting interests of each Company Subsidiary have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. No Company Subsidiary owns any shares of Company Common Stock. There are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of capital stock or other equity or voting interests of any Company Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may become bound to issue additional shares of capital stock or other equity or voting interests of any Company Subsidiary or any securities convertible into or exercisable or exchangeable for shares of capital stock or other equity or voting interests of any Company Subsidiary. There are no outstanding agreements of any kind which obligate the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity or voting interests of any Company Subsidiary.

3.4 Corporate Power. The Company has the requisite power and authority (corporate and otherwise) to carry on its business, including in its capacity as a holding company, as it is now being conducted and to own, lease or operate all its properties and assets as such properties and assets are currently owned, leased or operated, provided, that, for the avoidance of doubt, the foregoing sentence shall only apply to the Company and does not apply to the power and authority (corporate and otherwise) of any Company Subsidiary to carry on its business as it is now being conducted and to own, lease or operate any of its properties and assets. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under the Transaction Documents and to consummate the Transaction. Neither the Company nor any Company Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, certificate of designations, bylaws or charter documents.

3.5 Corporate Authority. This Agreement and the Transaction, including the filing of the Preferred Stock COD, the issuance of the Shares, the Warrants, the shares of Company Common Stock issuable upon the full exercise of the Warrants, and the shares of Company Common Stock issuable upon conversion of the Shares, and the valid exercise by

Purchaser or one or more Affiliated Assignees (as defined in the Investor Rights Agreement) who becomes a party to the Investor Rights Agreement after the date thereof (Purchaser and any such Affiliated Assignees, together, the “Shareholder Parties”) of the participation rights set forth in Section 5.1 of the Investor Rights Agreement (in accordance with the terms and conditions and subject to the limitations set forth therein), have been duly authorized by all necessary corporate action of the Company and the board of directors of the Company (the “Company Board”) (including authorization pursuant to Section 2(b) of Article VI of the Articles), in each case taking into account the Transaction as a whole and the transactions contemplated by the Note Purchase Agreement; provided, that, for the avoidance of doubt, solely with respect to the exercise by the Shareholder Parties of the participation rights set forth in Section 5.1 of the Investor Rights Agreement, the authorization set forth in this Section 3.5 shall be subject to the limitations set forth in Sections 5.2(a), (b) and (c) of the Investor Rights Agreement. This Agreement has been, and the other Transaction Documents when delivered hereunder will have been, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement is, and the other Transaction Documents when delivered hereunder will be, valid and legally binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.

3.6 Regulatory Approvals; No Violations. (a) Assuming the accuracy of Purchaser’s representations and warranties set forth in Sections 4.1, 4.2 and 4.6, and except for requirements under the Hart-Scott-Rodino Act of 1976, as amended (the “HSR Act”) (which for the avoidance of doubt shall not be applicable as of the Closing), no consents, approvals, permits, orders or authorizations of, exemptions, reviews or waivers by, or notices, reports, filings, declarations or registrations with, any federal, state or local court, governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body or other governmental entity or self-regulatory organization or stock exchange (each, a “Governmental Authority”) are required to be made or obtained by the Company or any Company Subsidiary in connection with the execution, delivery and performance by the Company of this Agreement, or, when delivered hereunder, the other Transaction Documents, or the consummation of the Transaction, except (A) for forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act or the Securities Act of 1933, as amended (the “Act”), (B) for any securities or “blue sky” filings of any state, (C) for those already obtained or made which are listed on Schedule 3.6(a) hereto, and (D) the filing of the Preferred Stock COD with the Secretary of State of the State of Washington.

(b) The execution, delivery and performance of this Agreement by the Company does not, and the execution, delivery and performance of the other Transaction Documents when delivered hereunder, and the consummation by the Company of the Transactions (assuming the full exercise of the Warrants and the conversion of the Company Preferred Stock) will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or penalties or the creation of any Lien (other than Permitted Liens) on the assets of the Company or any Company Subsidiaries (with or without notice, lapse of time, or both) pursuant to, agreements binding upon the Company or any Company

Subsidiary or to which the Company or any Company Subsidiary or any of their respective properties is subject or bound or any law, regulation, judgment or governmental or non-governmental permit or license to which the Company or any Company Subsidiary or any of their respective properties is subject, (B) constitute or result in a breach or violation of, or a default under, the Articles or the bylaws of the Company or (C) require any consent or approval or notice or other filing under any such agreement except, in the case of clauses (A) or (C) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

3.7 Company Reports; Financial Statements. Except as set forth on Schedule 3.7 hereto:

(a) The Company has filed or furnished, as applicable, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Act since March 19, 2012 (the forms, statements, reports and documents filed or furnished since March 19, 2012, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports, were prepared (i) in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or where such information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (ii) in compliance as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to the Company and its consolidated Company Subsidiaries taken as a whole).

(c) Except as set forth on Schedule 3.7(d), the Company is in material compliance with all provisions of the Sarbanes Oxley Act of 2002 that are applicable to it. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(d) The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the filing date of the Company’s most recently filed periodic report under the Exchange Act, there have been no changes in the Company’s internal control over financial reporting or disclosure controls and procedures that could significantly affect the Company’s internal controls.

(e) The Company and Company Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since March 19, 2012, with any Governmental Authority having jurisdiction over its business or any of its assets or properties (each a “Regulatory Authority”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to so file such reports and statements or pay such fees is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. As of their respective dates, such reports and statements complied with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed except for noncompliance that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

3.8 Absence of Certain Changes. Since March 19, 2012, no event or events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

3.9 Compliance with Laws. Except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, the Company and each Company

Subsidiary have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, any Governmental Authority that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted, and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of the Company, no material suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current. The conduct by the Company and each Company Subsidiary of their business and the condition and use of their properties does not violate or infringe any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation, except for conduct which has not had or is not reasonably likely to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary is in default under any order, license, regulation, demand, writ, injunction or decree of any Governmental Authority, except for any default which has not had or is not reasonably likely to have a Material Adverse Effect. The Company and the Company Subsidiaries are complying with, and to the Knowledge of the Company, none of them has been threatened to be charged with or given notice of any violation of, all applicable federal, state, local and foreign laws, regulations, rules, judgments, injunctions or decrees, except where such non-compliance has not had nor is reasonably likely to have a Material Adverse Effect. No Governmental Authority has placed any material restriction on the business or properties of the Company or any Company Subsidiary other than statutory or regulatory restrictions of general application to insurance companies, and except for routine examinations by insurance regulators, as of the date hereof, no investigation by any Governmental Authority with respect to the Company or any of the Company Subsidiaries is pending or, to the Knowledge of the Company, threatened.

3.10 Litigation. Except as set forth on Schedule 3.10 hereto, as of the date hereof, (i) no civil, criminal or administrative litigation, claim, action, suit, hearing, arbitration, investigation or other proceeding before any Governmental Authority or arbitrator is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary and (ii) neither the Company nor any Company Subsidiary is subject to any order, judgment or decree, except with respect to (i) and (ii) for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

3.11 Undisclosed Events. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company’s financial statements contained in the Company Reports to the extent required to be so reflected or reserved against in accordance with GAAP, except for liabilities or obligations that have not had and would not reasonably be expected to have a Material Adverse Effect.

3.12 Transactions With Affiliates and Employees. Except as set forth in the Company Reports, none of the officers or directors of the Company and, to the Knowledge of the Company, none of the employees of the Company is currently a party to any transaction with the Company or any Company Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $100,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including agreements under any equity compensation plans.

3.13 Investment Company. The Company is not, and immediately after receipt of payment for the Securities, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.14 No Integrated Offering. Assuming the accuracy of Purchaser’s representations and warranties set forth in Section 4 hereof, the sale of the Securities to Purchaser does not require the registration of the Shares, the Warrants or any shares of Company Common Stock issuable upon exercise of the Warrants or conversion of the Shares under the Act.

3.15 Taxes.

(a) The Company and each Company Subsidiary has properly and timely filed, in accordance with applicable laws (taking into account all available extensions), all material federal, state, local and foreign Tax Returns that are required to be filed by it with any Governmental Authority and such Tax Returns are correct and complete in all material respects. All material Taxes due and owing by the Company or any Company Subsidiary (whether or not shown on any Tax Return) have been paid in full, other than such Taxes for which adequate reserves have been accrued on the appropriate financial statements in accordance with GAAP.

(b) There are no audits or proceedings relating to any material Tax or material Tax Return of the Company or any Company Subsidiary currently in progress or raised in writing by any Governmental Authority and to the Knowledge of the Company no such audit or proceeding is pending or threatened.

(c) Nothing in this Section 3.15 or otherwise in this Agreement will be construed as a representation or warranty with respect to the amount or availability of any Tax attribute of the Company for any taxable period following the Closing including any net operating loss carryforwards or any limitations on such net operating loss carryforwards by Sections 382, 383 or 384 of the Code.

3.16 Material Contracts. Each material contract of the Company required to be filed on a Current Report on Form 8-K, a Quarterly Report on Form 10-Q, or an Annual Report on Form 10-K, in each case pursuant to Item 601(a) and Item 601(b)(10) of Regulation S-K under the Exchange Act (the “Company Material Agreements”) is listed on Schedule 3.16 hereto; copies of the Company Material Agreements are attached or incorporated as exhibits to the Company Reports. Except as set forth on Schedule 3.16: (1) each of the Company Material Agreements is valid and binding on the Company and in full force and effect, (2) the Company is in material compliance with and has materially performed all obligations required to be performed by it as of the date hereof under each Company Material Agreement; (3) the Company does not know of, nor has received notice of, any violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Material Agreement.

3.17 Status of Purchaser. The Company Board has, taking into account the acquisition of the Securities, the full exercise of the Warrants, and the full conversion of the Shares, approved the Transfers contemplated by the Transaction in accordance with Section 2(b) of Article VI of the Articles, including the Transfer whereby Purchaser (together with its Affiliates and any direct or indirect owner of Purchaser) becomes a Substantial Holder or any subsequent Transfer as a result of any valid exercise by the Shareholder Parties of their rights under Section 5.1 of the Investor Rights Agreement (subject to limitations contained in the Investor Rights Agreement), the exercise of the Warrants or the conversion of the Shares, whereby the Percentage Stock Ownership of Purchaser (together with its Affiliates and any direct or indirect owner of Purchaser) is or would be increased.

3.18 Certain Business Practices.

(a) Neither the Company nor any Company Subsidiary has, nor, to the Knowledge of the Company, has any director, officer, agent or employee of the Company or any Company Subsidiary, paid, caused to be paid, or agreed to pay, directly or (to the Knowledge of the Company) indirectly, in connection with the business of the Company: (i) to any government or agency thereof, any agent or any supplier or customer, any bribe, kickback or other similar illegal payment; (ii) any illegal contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable Law); or (iii) intentionally established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose; and, neither the Company nor any of the Company Subsidiaries has, nor, to the Knowledge of the Company, has any director, officer, agent or employee of the Company or any of the Company Subsidiaries violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977.

(b) The operations of the Company and the Company Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of the Company Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(c) None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of the Company Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority; and the Company will not, directly or indirectly, use any proceeds from the Transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

3.19 No Additional Representations. Except for the representations and warranties made by the Company in this Section 3 (including, or as qualified by, the Company Disclosure Schedules), neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or any Company Subsidiary or their respective businesses, operations, assets liabilities, condition or prospects, and the Company hereby, to the maximum extent permitted by Law, disclaims any such other representations or warranties with respect to the Company or any Company Subsidiary or with respect to any other information (including, without limitation, pro-forma financial information, financial projections or other forward-looking statements) provided to or made available to Purchaser or any other Person in connection with the transactions contemplated hereby or in the Transaction Documents except as provided in the Transaction Documents. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Purchaser and its Affiliates to rely on the representations and warranties expressly set forth in this Section 3 or in any other Transaction Document.

SECTION 4

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to the Company as follows:

4.1 Institutional Accredited Investor; Experience. Purchaser is an “accredited investor” (as defined in Rule 501 of Regulation D under the Act) and is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser’s financial condition is such that it is able to bear the risk of holding the Securities for an indefinite period of time and the risk of loss of its entire investment.

4.2 Purchase for Investment. Purchaser is acquiring the Securities for its own account, for investment, not as nominee or agent, and not with the view to, or for sale in connection with, any distribution in violation of securities laws, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Securities in violation of securities laws; provided, that this representation and warranty shall not be deemed to limit Purchaser’s right to sell the Securities pursuant to an effective registration statement or otherwise in compliance with applicable federal and state securities laws. Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities. Purchaser acknowledges that it has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Securities and has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access. Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Securities and to protect its own interest in connection with such investment.

4.3 Organization and Standing. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the Cayman Islands and is qualified to do business and in good standing in the State of New York. Management Holdings is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in the State of New York. There is no pending or threatened action (or basis therefor) for the dissolution, liquidation, insolvency or rehabilitation of Purchaser or Management Holdings.

4.4 Corporate Power. Each of Purchaser and Management Holdings has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party and to consummate the Transaction.

4.5 Corporate Authority. This Agreement, each of the other Transaction Documents to which Purchaser or Management Holdings is or will be a party and the Transaction have been duly authorized by all necessary corporate action of Purchaser and Management Holdings. This Agreement has been duly executed and delivered by each of Purchaser and Management Holdings, and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement is a valid and legally binding agreement of each of Purchaser and Management Holdings, enforceable against each of Purchaser and Management Holdings in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.

4.6 Regulatory Approvals; No Violations.

(a) Except for requirements under the HSR Act (which for the avoidance of doubt shall not be applicable as of the Closing), no consents, approvals, permits, order or authorizations of, exemptions, reviews or waivers by, or notices, reports, filings or registrations with any Governmental Authority or with any other third party are required to be made or obtained by Purchaser, Management Holdings or any of their Affiliates or any of their and their Affiliates’ respective officers, directors or employees in connection with the execution, delivery and performance by Purchaser of this Agreement, any of the other Transaction Documents to which Purchaser or Management Holdings is or will be a party or the consummation of the Transaction except for those already obtained or made, which are listed on Schedule 4.6(a).

(b) The execution, delivery, and performance of this Agreement and each of the other Transaction Documents to which each of Purchaser or Management Holdings is or will be a party by Purchaser and Management Holdings does not, and the consummation by Purchaser and Management Holdings of the Transaction will not, (A) constitute or result in a breach or violation of, or a default under, or the acceleration or creation of any obligations, penalties or the creation of any charge, mortgage, pledge, security interest, restriction, claim, lien or equity, encumbrance or any other encumbrance or exception to title of any kind on the assets or properties of Purchaser or Management Holdings (with or without notice, lapse of time, or both) pursuant to agreements binding upon Purchaser or Management Holdings or to which each of Purchaser or Management Holdings or any of its properties is subject or bound or any law, regulation, judgment or governmental or non-governmental permit or license to which Purchaser or any of its properties is subject, (B) constitute or result in a breach or violation of, or a default under, the organizational documents of Purchaser or Management Holdings or (C) require any consent or approval under any such agreement except, in the case of clauses (A) or (C) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to prevent or materially delay or hinder the ability of Purchaser to perform its obligations under this Agreement or the Transaction Agreements or to timely consummate the Transaction.

4.7 Brokers. Neither Purchaser or Management Holdings nor any of their Affiliates has retained, utilized or been represented by any broker or finder in connection with the Agreement, the Transaction Documents or the Transaction.

4.8 Indebtedness; Ownership of Common Stock. Except as disclosed to the Company in writing on or prior to the date hereof, neither Purchaser nor Management Holdings nor any of their respective Affiliates (other than portfolio companies, as to which no representation is made whatsoever) owns any debt securities or other indebtedness issued by the Company and as of the date of this Agreement, the Purchaser, Management Holdings and their Affiliates (other than portfolio companies, as to which no representation is made whatsoever), taken together, are not the beneficial owners, as defined in Rule 13d-3 under the Act, of any shares of common stock of the Company (except for beneficial ownership as a result of this Agreement or the Transaction Documents).

4.9 Available Funds. Purchaser has and will have available to it at or prior to Closing all funds necessary (i) for the payment to the Company of the aggregate Purchase Price on the terms and conditions contemplated by this Agreement and (ii) for Purchaser to perform its obligations under this Agreement.

4.10 Restricted Securities. Purchaser understands that the Shares to be purchased by Purchaser hereunder are characterized as “restricted securities” under the Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Act and applicable regulations thereunder such securities may be resold without registration under the Act only in certain limited circumstances. Purchaser is familiar with Rule 144A of the U.S. Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the Act. Purchaser understands that the Company is under no obligation to register any of the Shares sold hereunder except as provided in the Investor Rights Agreement.

SECTION 5

Covenants

5.1 Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of the Company and Purchaser agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary on its part under this Agreement or under applicable laws to carry out the purposes and intents of this Agreement and the Transaction as promptly as reasonably practicable. Following the Closing, the Company Board shall use its reasonable best efforts to cause the Company to comply with its covenants and agreements under the Transaction Documents, to the extent such covenants and agreements by their terms contemplate performance after the Closing.

(b) If, at any time a filing is required by the HSR Act with respect to the Transaction (including following the Closing) as a result of the exercise of the Warrants, the conversion of the Shares or the acquisition of securities of the Company by Purchaser or one of its Affiliates pursuant to Section 5.1 of the Investor Rights Agreement, then the parties shall reasonably cooperate and consult with each other and each of the Company and Purchaser shall use their respective reasonable best efforts to make any filings required by the HSR Act as promptly as practicable and, in the case of a filing under the HSR Act that is an Approval, in any event within ten (10) days following delivery of notice in respect of an HSR Event. Any and all filing fees incurred in connection with any filings under the HSR Act shall be paid 50% by the Company and 50% by the Purchaser, with each party incurring its own legal and other expenses in connection therewith. If, after the Closing, Purchaser determines that a filing under the HSR Act is necessary for it or its affiliates to acquire, convert or exercise any securities of the Company, the parties will also cooperate and consult with each other in the same manner.

(c) If, at any time any statement, notice, petition or application by or on behalf of Purchaser or any of its Affiliates is required in order to obtain any principal insurance regulatory authority’s clearance, approval, consent, authorization, exemption, waiver or similar order (“Insurance Regulatory Approvals”) with respect to the Transaction (including following the Closing) as a result of the exercise of the Warrants, the conversion of the Shares or the acquisition of securities of the Company by the Shareholder Parties pursuant to Section 5.1 of the Investor Rights Agreement, then the parties shall reasonably cooperate and consult with each other and each of the Company and Purchaser shall use their respective reasonable best efforts to obtain such Insurance Regulatory Approvals.

(d) Subject to the terms and conditions of this Agreement, each of the Company and Purchaser shall use reasonable best efforts to lift any injunction to the Transaction as promptly as reasonably practicable. The fees and expenses in connection with such actions shall be borne equally by the Company and the Purchaser, provided that if any such injunction was entered primarily due to actions of the Purchaser, all such fees and expenses shall be borne solely by the Purchaser.

(e) Notwithstanding anything to the contrary herein, neither party nor any of their respective Affiliates shall be required to take any action pursuant to this Section 5.1 which would be reasonably likely to be materially burdensome on such party or any of its respective Affiliates, or to require such party or its respective Affiliates to divest or dispose of any material assets, securities or other instruments whether now owned or hereafter acquired or to accept any limitation on any of its investment activities.

5.2 Press Releases. The Company and Purchaser shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any public statements (including any non-confidential filings with Governmental Authorities that name another party hereto) without the prior consent of such other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, any other Governmental Authority or any other applicable regulation, in which such case the disclosing party shall provide the other party with prior notice of such public statement; provided that such party shall use its reasonable best efforts to consult with and coordinate such press release with the other party; provided, further, that such party shall only include in a press release not receiving the consent of the non-filing party such information that is legally required to be disclosed upon the advice of counsel. Purchaser acknowledges and agrees that the Company will file promptly following the date hereof file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and filing this Agreement and the Transaction Documents as exhibits thereto, provided that the Company shall consult with and coordinate with the Purchaser the filing of such Current Report on Form 8-K.

5.3 Tax Treatment. For all Tax purposes, the Company, Management Holdings and Purchaser agree to treat the Transaction, including the transactions contemplated by the Note Purchase Agreement, as (i) granting of the Put Right by Management Holdings as set forth in the Note Purchase Agreement and (ii) the purchase by Purchaser of the Securities. Except to the extent required pursuant to a final determination (as defined in Section 1313 of the Code), the Company, Management Holdings and Purchaser (x) agree to report the Transaction for all United States federal income Tax purposes in a manner consistent with this paragraph and (y) acknowledge that that no part of the consideration paid to Management Holdings is in exchange for any services rendered by Management Holdings or any of its Affiliates to the Company or any of its Affiliates and the Company will not claim a deduction with respect to the exercise of the Warrants.

SECTION 6

Private Placement of Securities

6.1 Securities Act Exemption. It is intended that the Company Preferred Stock and Warrants to be issued pursuant to this Agreement will not be registered under the Act in reliance on the exemption from the registration requirements of Section 5 of the Act set forth in Section 4(2) and Regulation D under the Act.

SECTION 7

Closing Deliverables

7.1 Company Closing Deliverables. At the Closing, in addition to the closing deliverables to be delivered by the Company pursuant to Section 2.2, the Company shall deliver the following items to Purchaser:

(a) Authorization. Evidence that each of the Shares, the Warrants, the shares of Company Common Stock issuable upon exercise of the Warrants, the shares of Company Common Stock issuable upon conversion of the Shares, and the valid exercise by the Shareholder Parties of the participation rights set forth in Section 5.1 of the Investor Rights Agreement (in accordance with the terms and conditions and subject to the limitations set forth therein) have been duly authorized by all necessary corporate action on the part of the Company, and that the Shares and Warrants once paid for by the Purchaser in accordance with the terms of this Agreement, shall have been duly and validly issued, fully paid and nonassessable, and free and clear of all Liens, other than restrictions on transfer or resale provided for by or under the Articles, applicable federal and state securities laws, or the Transaction Documents, and Liens imposed by or through Purchaser or its Affiliates.

(b) Legal Opinion. Legal opinions of Akin Gump Strauss Hauer & Feld LLP and Lane Powell PC, in substantially the forms attached hereto as Exhibits D-1 and D-2, respectively.

(c) Preferred Stock COD. Evidence of the due filing and effectiveness of the Preferred Stock COD with the Secretary of State of the State of Washington.

(d) Investor Rights Agreement. The Investor Rights Agreement, duly executed by the Company.

7.2 Purchaser Closing Deliverables. At the Closing, in addition to the closing deliverables to be delivered by Purchaser pursuant to Section 2.2, Purchaser shall deliver the following item to the Company:

(a) Investor Rights Agreement. The Investor Rights Agreement, duly executed by the Purchaser.

SECTION 8

Miscellaneous

8.1 Governing Law; Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York (except to the extent that mandatory provisions of Washington law are applicable). The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such New York state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.2 Fees and Expenses. The Company shall reimburse Purchaser for all reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Transaction Documents (including but not limited to expenses of due diligence investigation, consultants’ and other professionals’ fees, including advisory fees, travel expenses and fees, disbursements and other charges of counsel) in each case, incurred in connection with the transactions contemplated by the Transaction Documents and the preparation and negotiation and enforcement of the Transaction Documents. The Company shall be responsible for its own fees and expenses incurred in connection with the transactions contemplated by this Agreement. The Company shall pay all fees of its transfer agent, stamp taxes and other taxes and duties levied in connection with the delivery of the Securities to Purchaser. Notwithstanding anything to the contrary in this Agreement, the aggregate amount of fees reimbursable by the Company hereunder shall not exceed $1,250,000, which amount shall include any and all regulatory filing fees payable by the Company or Purchaser.

8.3 Survival. The representations and warranties made herein shall survive until the first anniversary of the Closing Date; provided, that, the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.15 and 3.17 shall survive until the fifth anniversary of the Closing Date.

8.4 Successors and Assigns. Except as otherwise provided herein and subject to Section 8.11, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

8.5 Entire Agreement; Amendment. This Agreement, the Investor Rights Agreement, the other Transactions Documents, and the Confidentiality Agreement dated as of May 29, 2013, by and between KKR & Co. L.P., an Affiliate of the Purchaser, and the Company (the “Confidentiality Agreement”) (in each case including any Exhibits, Schedules or other attachments thereto) constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Information provided after the Closing to Purchaser, Management Holdings or their respective Affiliates which would otherwise have been considered “Information” pursuant to the Confidentiality Agreement shall not be subject to the terms of the Confidentiality Agreement as of and following the Closing. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

8.6 Notices, Etc. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Purchaser to it at:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street

Suite 4200

New York, New York 10019

Attn: David Sorkin

Fax: (212) 750-0003

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Gary I. Horowitz, Esq.

Telephone: (212) 455-2000

Fax: (212) 455-2502

If to the Company:

WMI Holdings, Inc.

1201 Third Avenue, Suite 3000

Seattle, WA 98101

Attn: Chad Smith, Interim CEO and Secretary

Telephone: (206) 432-8731

Fax: (206) 432-8877

with a copy to (which copy alone shall not constitute notice):

Lane Powell PC

601 SW Second Avenue, Suite 2100

Portland, OR 97204-3158

Attn: A. Jeffrey Bird, Esq.

Telephone: (503) 778-2173

Fax: (503) 778-2200

and

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attn: Kerry E. Berchem, Esq.

Telephone: (212) 871-1095

Fax: (212) 872-1002

8.7 Specific Performance. The Company and Purchaser acknowledge and agree that irreparable damage to the other party would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction, injunctions or other equitable relief, without the necessity of posting a bond, to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties may be entitled by law or equity.

8.8 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

8.9 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.10 No Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party hereto; provided, however, that Purchaser may assign its rights and obligations under this Agreement (in whole or in part) without the Company’s consent to any Affiliate; provided that Purchaser shall not be relieved of its obligations hereunder to the extent not satisfied by any such Affiliate, and any such Affiliate shall be required to make for the Company’s benefit the Purchaser representations and warranties contained herein. Any attempted assignment in violation of this paragraph shall be null and void.

8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

8.12 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

8.13 Interpretation.

(a) The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole, including any schedules and exhibits hereto and not to any particular provision of this Agreement, and Article and Section or subsection references are to the relevant Articles, Sections and subsections contained in this Agreement unless otherwise specified.

(c) The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, will be deemed to refer to January 30, 2014.

(d) Whenever the words “include,” “includes” or “including” are used in his Agreement, they shall be deemed to be followed by the words “without limitation.”

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

8.14 Certain Defined Terms.

(a) “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, as trustee or executor, by contract or otherwise.

(b) “Articles” means the Company’s Amended and Restated Articles of Incorporation, dated as of March 19, 2012, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

(c) “Business Day” means any day that is not a Saturday, Sunday or other day in which banks in the State of Washington or the State of New York are authorized or required by law to be closed.

(d) “Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person and, with respect to the Company, includes any and all shares of Common Stock, Preferred Stock and any other equity interests of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Existing Indebtedness” means (i) the Financing Agreement dated as of March 19, 2012 among the Company, the guarantors party thereto, the lenders party thereto and U.S. Bank National Association, as agent, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, (ii) the Company’s 13% Senior First Lien Notes due 2030 issued pursuant to the Senior First Lien Notes Indenture, dated as of March 19, 2012, by and between the Company and Wilmington Trust National Association, as Trustee, and (iii) the Company’s 13% Senior Second Lien Notes due 2030 issued pursuant to the Senior Second Lien Notes Indenture, dated as of March 19, 2012, by and between the Company, and Wilmington Trust National Association, as Trustee.

(g) “GAAP” means United States generally accepted accounting principles applied on a consistent basis.

(h) “Knowledge” means, with respect to the Company, the (i) actual knowledge of the Company’s directors and (ii) actual knowledge of Charles Smith and Timothy Jaeger after reasonable due inquiry with Doreen Logan, Weijia Wu and Peter Struck.

(i) “Law” means any applicable law, statute, code, ordinance, rule, regulation or agency requirement of or undertaking to or agreement with any governmental entity, including common law.

(j) “Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge, adverse claim or other restriction of any kind, whether based on common law, statute or contract.

(k) “Percentage Stock Ownership” has the meaning assigned to such term in Article VI of the Articles.

(l) “Permitted Liens” means (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, construction and other Liens arising or incurred in the ordinary course of business and not yet due and payable or being contested in good faith by appropriate proceedings; (ii) Liens for taxes, utilities and other governmental charges that, in each case, are not yet due or payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without giving rise to any material penalty or material additional cost or liability; (iii) defects, irregularities or imperfections of title and other Liens which, individually or in the aggregate, do not materially impair the continued use (in a manner generally consistent with current use in the business) of the asset or property to which they relate; (iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, which do not materially impair the value of the underlying asset or the continued use of such asset for the purposes for which the asset is currently being used by the Company or any Company Subsidiary; and (v) Liens that exist or are permissible under the Company’s Existing Indebtedness or incurred pursuant to the Transaction Documents, and (vi) restrictions arising under applicable securities Laws.

(m) “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group (as such term is defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing.

(n) “Substantial Holder” has the meaning assigned to term in Article VI of the Articles.

(o) “Tax” means all United States federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to such taxes, charges, fees, levies or other assessments.

(p) “Tax Return” means any report, return, declaration or other information required to be supplied to any tax authority in connection with Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax

(q) “Transfer” has the meaning assigned to such term in Article VI of the Articles.

[SIGNATURE PAGE FOLLOWS]

This INVESTMENT AGREEMENT is hereby executed as of the date first above written.

WMI HOLDINGS CORP.

By:	/s/ Charles Edward Smith

Name:	Charles Edward Smith

Title:	Interim CEO & Secretary

[Signature Page to Investment Agreement]

KKR FUND HOLDINGS L.P.

By: KKR Fund Holdings GP Limited, its general partner

By:	/s/ David J. Sorkin

Name:	David J. Sorkin

Title:	Director

KKR MANAGEMENT HOLDINGS L.P., solely with respect to Section 2.2, Section 2.3 and Section 5.3

By: KKR Management Holdings Corp., its general partner

By:	/s/ David J. Sorkin

Name:	David J. Sorkin

Title:	General Counsel & Secretary

[Signature Page to Investment Agreement]